Exhibit 4.3(c)

ACCORDION AGREEMENT

This Accordion Agreement dated as of October 14, 2005 (this "Agreement") is by and among (i) Lyondell-Citgo Refining LP, a Delaware limited partnership ("Borrower"), (ii) Credit Suisse, in its capacity as administrative agent ("Agent") under the Credit Agreement described below, (iii) the Issuer, and (iv) CREDIT SUISSE, as a Lender increasing its Revolving Commitment (the "Increasing Lender"). Reference is made to the Credit Agreement dated as of May 21, 2004 among the Borrower, the Agent, and the Lenders party thereto (the "Lenders") (as amended by Amendment No. 1 dated September 20, 2004, as the same may be further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"). Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement.

Preliminary Statements

A. Pursuant to Section 2.08 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to agree with a Lender to increase that Lender's Revolving Commitments or Term Loans, as applicable, for the Borrower.

B. The Borrower has given notice to the Agent of its intention, pursuant to Section 2.08 of the Credit Agreement and with the consent of the Increasing Lender, to increase the Revolving Commitment of the Increasing Lender for the Borrower from $7,500,000.00 to $32,500,000.00, and the Agent and the Issuer are willing to consent thereto.

Accordingly, the parties hereto agree as follows:

1. Increase of Commitments. Pursuant to Section 2.08 of the Credit Agreement, the Revolving Commitment of the Increasing Lender for the Borrower is hereby increased from $7,500,000.00 to $32,500,000.00.

2. New Notes. The Increasing Lender agrees to return to the Borrower the Note previously delivered to the Increasing Lender by the Borrower pursuant to Section 4.01(a) of the Credit Agreement and in exchange, the Borrower agrees to execute and deliver to the Increasing Lender a new Revolving Note in exchange for the Note so replaced in the principal amount of the Increasing Lender's Revolving Commitment as set forth in Section 1 above ("New Note").

3. Consent. The Agent, the Issuer and the Borrower hereby consent and agree to the increase in the Revolving Commitment of the Increasing Lender for the Borrower effectuated hereby.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

5. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

6. Lender Credit Decision. The Increasing Lender acknowledges that it has, independently and without reliance upon the Agent, the Issuer, the Collateral Agent or any other Lender and based on the financial statements referred to in Section 6.01 of the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The Increasing Lender also acknowledges that it will, independently and without reliance upon the Agent, the Issuer, the Collateral Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

7. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The execution, delivery, and performance by the Borrower of this Agreement and the New Note and the consummation of the transactions contemplated thereby (i) do not contravene the organizational documents of the Borrower, (ii) have been duly authorized by all necessary corporate action of the Borrower, and (iii) are within the Borrower's corporate powers.

(b) This Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with the Agreement's terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and general principles of equity.

(c) The execution, delivery, and performance, in accordance with their respective terms, by the Borrower of this Agreement and the New Note and the consummation of the transactions contemplated thereby, (i) do not result in any violation or breach of any provisions of, or constitute a default under, any note, indenture, credit agreement, security agreement, credit support agreement, or other similar agreement to which the Borrower is a party or any other Material contract or agreement to which the Borrower is a party, (ii) do not violate any law or regulation binding on or affecting the Borrower, (iii) do not require any authorization, approval, or other action by, or any notice to or filing with, any governmental authority, and (iv) do not result in or require the creation or imposition of any Lien prohibited by this Agreement.

(d)   After giving effect to this Agreement and any other New Lender Agreements and Accordion Agreements, the Borrower will be in compliance with the limitations set forth in Section 2.08 of the Credit Agreement.

(e) If there is an increase to the Revolving Commitments and on the effective date of such increase any Revolving Loans are outstanding, arrangements satisfactory to the Agent have been made to prepay all outstanding Revolving Loans, together with accrued interest thereon and any amounts payable pursuant to Section 3.04 of the Credit Agreement.

(f) The resolutions duly adopted by the respective governing bodies of the Borrower and the Subsidiary Guarantors are sufficient to authorize this Agreement, the New Note, and the Guaranty thereof and security therefor, as applicable, and such resolutions remain in full force and effect.

8. Expenses. The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, negotiation, execution, and delivery of this Agreement and the New Note, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto.

9. Effectiveness. When, and only when, the Agent shall have received counterparts of, or telecopied signature pages of, this Agreement executed by the Borrower, the Agent, the Issuer and the Increasing Lender, this Agreement shall become effective as of the date first written above.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Lyondell-Citgo REFINING LP

as Borrower

By: /s/ William F. Thompson

Name: William F. Thompson

Title: Vice President and General Manager

CREDIT SUISSE, acting through its Cayman Islands Branch

as Agent, Issuer and Increasing Lender

By: /s/ James Moran

Name: James Moran

Title: Managing Director

By: /s/ Gregory S. Richards

Name: Gregory S. Richards

Title: Associate